Exhibit 99.1

CRS Deregulation Q&A

Q 1.                         What did the United States Department of Transportation (“DOT”) announce on December 31, 2003?

A 1                             The DOT announced that it would not adopt the Notice of Proposed Rule Making (“NPRM”) it issued in November 2002.  Instead, the DOT will allow the Computer Reservation System (“CRS”) regulations to expire (or “sunset”) entirely.

Q 2.                         When will deregulation take effect?

A 2                             Nearly all of the existing CRS rules will sunset on January 31, 2004.  Two requirements will be in effect during a six-month transitional through July 31, 2004, at which time they too will expire.  Therefore, complete deregulation will be effective after July 31, 2004.

Q 3.                         What two requirements remain in effect through July 31, 2004?

A 3                             The two transitional requirements are:

1)              A ban on “biased displays,” which will prohibit the CRS from listing airline flight segments based on the identity of the airline; and

2)              A ban on the enforcement of two types of contractual “parity clauses” which, as a condition for an airline’s participation in a CRS, require either that the airline:

(a)          maintain a certain level of participation in that CRS or buy enhancements based on the level and nature of its participation in other CRSs; or

(b)         provide the CRS with all of the airline’s published fares.

Both of these requirements will expire on July 31, 2004.

Q 4.                         What reason did the DOT give for the six-month phase-in?  Is it necessary?

A 4                             The DOT said that it thought a transition period was necessary to give industry participants a period in which to adjust to the elimination of the CRS rules.  Sabre Holdings does not believe that any transition period is necessary – even for these two provisions – but we can live with this very short-term transition period.

Q 5.                         Are you happy with this outcome?

A 5                             Absolutely.  We applaud the Bush Administration’s embrace of full deregulation of the CRS industry.  We believe this is a victory for consumers and the entire travel industry.  This move will enhance competition and innovation in the airline and travel distribution industries.  It will give Sabre Holdings greater flexibility to innovate and tailor our products and services to the individual needs of our customers.

Q 6.                         Does deregulation affect any of your existing DCA 3-Year Option Agreements?

A 6                             No.  In particular, our current Direct Connect Availability (“DCA”) 3-Year Option agreements are not affected either by deregulation or the transition period requirements.  Therefore, we currently have in place three-year, fixed-price agreements that ensure our access to the inventory of the largest airlines in the United States.  These deals have reinvigorated the value proposition for our supplier customers, and have recharged the travel agency channel powered by Sabre Travel Network, both online and offline.

Q 7.        Will deregulation change how you do business with the airlines?

A 7                             Deregulation will afford us a much greater ability to find creative ways to market and promote airline services, thus enhancing our value proposition for airlines and supporting our transition to travel retailer from travel distributor.

Q 8.                         What will happen when your current DCA 3-Year Option agreements expire?

A 8                             Our first DCA 3-Year Option agreement (with US Airways) does not expire until near the end of 2005.  The other current DCA 3-Year Option agreements will not expire until mid-2006.  We already have a team in place analyzing our options as those expiration dates approach.  We believe there are many opportunities and we have plenty of time in which to plan.

Q 9.                         Will you increase booking fees in 2004, now that the DOT has announced it will deregulate the CRS industry?

A 9                             Yes.  We retain the right to raise booking fees for airlines that do not participate in our DCA 3-Year Option program.  In fact, our Sabre Travel Network recently notified those airlines that it will implement an average global fee increase of 2.3% effective on February 1, 2004.

Q 10.                  Won’t you be adversely affected by losing mandatory airline participation?

A 10                      No.  Those portions of the expiring rules applied only to airlines that owned five percent (5% ) or more of a CRS.  Thus, after the sale of Worldspan by its three airline owners in July 2003, not a single U.S.-based carrier remained subject to the mandatory participation rule.  More importantly, our DCA 3-Year Option Agreements represent three-year commitments from the 6 largest United States airlines.

Q 11.                  What does this mean for your contracts with travel agencies?

A 11                      By allowing the existing CRS rules to lapse, DOT has given us the ability to freely negotiate, effective February 1, 2004, to have any length of contract we wish, to have exclusive agreements with travel agents, and/or to vary incentives by identity of carrier if we choose to.  Most importantly, the DOT decision leaves intact and completely untouched our many thousands of existing agreements with travel agencies.

Q 12.                  What about the level of incentives you pay to travel agencies?

A 12                      These incentives are not directly affected by CRS deregulation.